Exhibit 10.12

UNISYS CORPORATION

2010 Long-Term Incentive and Equity Compensation Plan

Nonqualified Stock Option Agreement

In order for the NQSO provided hereunder to become effective, this Agreement must be accepted electronically by Optionee within sixty (60) days of receipt. In the event that this Agreement is not accepted electronically by Optionee within this time period, Optionee shall be deemed to have rejected the NQSO.

1. Subject to all provisions hereof and to all of the terms and conditions of the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan (the “Plan”), incorporated by this reference herein, Unisys Corporation, a Delaware corporation (the “Company”), hereby grants to the optionee named below (“Optionee”), a Nonqualified Stock Option (“NQSO”) in accordance with Section 6 of the Plan for the number of shares shown pursuant to which Optionee may purchase the number of shares of the Common Stock, par value $0.01 per share, of the Company (“Stock”) at the exercise price set forth as follows:

Optionee:	FULL NAME

Number of shares of Stock as to which the NQSO is granted:	NUMBER OF SHARES OF STOCK

Exercise price per share of Stock:	EXERCISE PRICE

Date of NQSO grant:	GRANT DATE

Expiration of NQSO:	EXPIRATION DATE

Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Plan.

2. Unless all or any portion of the NQSO becomes vested at an earlier date in accordance with the Plan or paragraph 5 of this agreement (together with any applicable country-specific terms and provisions set forth in the addendum and any attachments to the addendum (collectively, the “Addendum”), the “Agreement”), the NQSO shall vest as follows: one-third of the number of shares of Stock subject to the NQSO shall vest on the first anniversary of the date of the NQSO grant, one-third shall vest on the second anniversary of the date of the NQSO grant, and the remaining one-third shall vest on the third anniversary of the date of the NQSO grant, provided that no Termination of Employment has occurred prior to the respective vesting date. The NQSO upon becoming vested may thereafter be exercised to purchase shares of Stock until termination of the NQSO on the date set forth above or on such earlier date(s) as provided in paragraph 5 of this Agreement, including, but not limited to, upon Optionee’s death, disability, retirement or other Termination of Employment.

Except as set forth in paragraph 5 and as otherwise provided in the Plan, in the event of Optionee’s Termination of Employment (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Optionee is employed or providing services to the Company or any Subsidiary or Affiliate or the terms of Optionee’s employment or service contract, if any), Optionee’s right to vest in the NQSO under the Plan, if any, will terminate effective as of the date that Optionee is no longer actively employed or providing services to the Company or any Subsidiary or Affiliate and will not be extended by any notice period

(e.g., Optionee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Optionee is employed or providing services to the Company or any Subsidiary or Affiliate or the terms of Optionee’s employment or service contract, if any). The Company shall have the sole discretion to determine when Optionee is no longer actively employed or providing services to the Company or any Subsidiary or Affiliate for purposes of the NQSO grant (including whether Optionee may still be considered to be providing services to the Company or any Subsidiary or Affiliate while on a leave of absence).

3. Every notice relating to this Agreement shall be in writing and shall be effective when received or with date of posting if by registered mail with return receipt requested, postage prepaid. Notwithstanding Section 18(f) of the Plan, all notices to the Company shall be addressed to Unisys Equity Administration, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422, United States of America. Notices to Optionee shall be addressed to his or her last designated address on the Company’s records. Either party, by notice to the other, may designate a different address to which notices shall be sent. Any notice by the Company to Optionee at his or her last designated address shall be effective to bind Optionee and any other person who acquires rights or a claim thereto under this Agreement.

4. Except as otherwise provided in paragraph 4.1, during the lifetime of Optionee, only Optionee personally (or Optionee’s personal representative) may exercise the NQSO granted under this Agreement, and the NQSO granted under this Agreement may not be assigned or transferred other than by will or the laws of descent and distribution. Optionee’s Beneficiary may exercise Optionee’s NQSO to the extent it is exercisable under this Agreement following the death of Optionee.

4.1. If Optionee is an elected officer of the Company as of the date of grant, the NQSO may be transferred only to an immediate family member, a trust solely for the benefit of the immediate family member, or a partnership or limited liability company whose only partners or shareholders are immediate family members (the “Transferee”). The term “immediate family member” includes Optionee’s children, grandchildren, spouse, siblings and parents.

The NQSO must be transferred without the receipt of consideration in return.

Optionee must provide notice of the transfer to the corporate secretary of the Company (the “Corporate Secretary”) at least five business days prior to the transfer date. The transfer must be approved by the Corporate Secretary in order to be effective. The transfer shall be deemed to be approved by the Corporate Secretary if the transfer request is not rejected within the five-day notice period.

The terms of this Agreement shall apply to the Transferee, except that the Transferee’s NQSO may not be assigned, transferred (other than by will or the laws of descent and distribution), pledged or sold, and during the lifetime of the Transferee, only the Transferee personally (or the Transferee’s personal representative) may exercise rights under this Agreement. The Transferee’s beneficiary may exercise the Transferee’s rights to the extent they are exercisable under this Agreement following the death of the Transferee.

Notwithstanding the transfer of the NQSO by Optionee, Optionee shall remain liable for all Tax-Related Items (as defined in paragraph 10) resulting from the Transferee’s NQSOs. The Company may refuse to honor the exercise and refuse to deliver the shares of Stock or proceeds of the sale of shares of Stock if Optionee fails to comply with his or her obligations in connection with the Tax-Related Items (as defined in paragraph 10), as further described in paragraph 10.

5. Notwithstanding Section 11(a)(1) of the Plan, in the event of Optionee’s Termination of Employment within two years following the date of a Change in Control either (i) involuntarily by the Company or, if Optionee is not employed by the Company, Optionee’s employer (the “Employer”), as applicable, other than for Cause, or (ii) for Good Reason, any portion of the NQSO that is unvested and outstanding as of the date of Optionee’s Termination of

Employment will become fully vested and will be exercisable in accordance with procedures established by the Committee or, in the absence of such procedures, as set forth in paragraph 5.1 of this Agreement. This paragraph 5 will not be applicable to the NQSO if the Change in Control results from Optionee’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Stock or Voting Securities.

5.1 Notwithstanding Section 6(d) of the Plan, in the event of Optionee’s Termination of Employment for any reason other than for Cause, death, disability, retirement on or after Optionee’s Normal Retirement Age or after attaining age 55 with five years of service with the Company, the Employer or any other Subsidiary or Affiliate, the portion of the NQSO that is vested on the date of Optionee’s Termination of Employment will remain exercisable for ninety (90) days after the date of Optionee’s Termination of Employment, but in no event may the NQSO be exercised after the expiration date of the NQSO set forth in paragraph 1 of this Agreement.

In the event of Optionee’s Termination of Employment by reason of death, disability, retirement on or after Optionee’s Normal Retirement Age or after attaining age 55 with five years of service, the treatment of the NQSO shall be as set forth in Section 6(d) of the Plan. In the event of Optionee’s Termination of Employment for Cause, Optionee’s right to exercise the NQSO, if any, shall terminate upon Optionee’s Termination of Employment.

5.2 Optionee’s right to exercise the NQSO after Optionee’s Termination of Employment (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Optionee is employed or providing services to the Company, the Employer or any other Subsidiary or Affiliate or the terms of Optionee’s employment or service contract, if any), will be measured by the date of termination of Optionee’s active employment with the Company, the Employer or any other Subsidiary or Affiliate and will not be extended by any notice period mandated under employment laws in the jurisdiction where Optionee is employed or providing services to the Company, the Employer or any other Subsidiary or Affiliate or the terms of Optionee’s employment or service contract, if any. The Company shall have the sole discretion to determine when Optionee is no longer actively employed or providing services to the Company, the Employer or any other Subsidiary or Affiliate for purposes of the NQSO grant (including whether Optionee may still be considered to be providing such services while on a leave of absence).

5.3. Notwithstanding Sections 6(d)(1) and 6(d)(3) of the Plan, if the Company receives an opinion of counsel that there has been a legal judgment and/or a legal development in Optionee’s jurisdiction that would likely result in the favorable treatment upon Optionee’s Termination of Employment on or after Optionee’s Normal Retirement Age or after attaining age 55 with five years of service with the Company or any Subsidiary or Affiliate that applies to the NQSO pursuant to Sections 6(d)(1) and 6(d)(3) of the Plan being deemed unlawful and/or discriminatory, then the Company will not apply the favorable treatment at the time of Optionee’s Termination of Employment, and the NQSO will be treated as it would under the other applicable rules of the Plan or this Agreement, as determined by the Company in its sole discretion.

6. Any dispute or disagreement arising under or as a result of this Agreement, shall be determined by the Committee (or, as to the provisions contained in paragraph 7 hereof, by the Company), or its designee, in its sole discretion and any such determination and interpretation or other action taken by said Committee (or, as to the provisions contained in paragraph 7 hereof, by the Company), or its designee, pursuant to the provisions of the Plan shall be binding and conclusive for all purposes whatsoever.

7. The greatest assets of Unisys* are its employees, technology and customers. In recognition of the increased risk of unfairly losing any of these assets to its competitors, Unisys has adopted the following policy. By accepting this NQSO grant, Optionee agrees that:

7.1 During employment and for twelve months after leaving Unisys, Optionee will not: (a) directly or indirectly solicit or attempt to influence any employee of Unisys to terminate his or her employment with Unisys, except as directed by Unisys; (b) directly or indirectly solicit or divert to any competing business any customer or prospective customer to which Optionee was assigned at any time during the eighteen months prior to leaving Unisys; or (c) perform services for any Unisys customer or prospective customer, of the type Optionee provided while employed by Unisys for any Unisys customer or prospective customer for which Optionee worked at any time during the eighteen months prior to leaving Unisys.

7.2 Optionee previously signed the Unisys Employee Proprietary Information, Invention and Non-Competition Agreement in which he or she agreed not to disclose, transfer, retain or copy any confidential or proprietary information during or after the term of Optionee’s employment, and Optionee acknowledges his or her continuing obligations under that agreement. Optionee shall be bound by the terms of the Employee Proprietary Information, Invention and Non-Competition Agreement and the restrictions set out in this paragraph 7 of this Agreement vis-à-vis the Company or the Employer, as applicable, and all restrictions and limitations set out in these agreements are in addition to and not in substitution of any other restrictive covenants (similar or otherwise) that Optionee might be bound by vis-à-vis the Company or the Employer, as applicable, by virtue of his or her contract of employment or other agreements executed between Optionee and the Company or the Employer, as applicable, which restrictive covenants shall remain in full force and continue to apply, notwithstanding any provisions to the contrary in this Agreement and/or the Employee Proprietary Information, Invention and Non-Competition Agreement.

7.3 Optionee agrees that Unisys shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, in the event of a breach of the covenants contained in this paragraph 7.

7.4 Optionee agrees that Unisys may assign the right to enforce the non-solicitation and non-competition obligations of Optionee described in paragraph 7.1 to its successors and assigns without any further consent from Optionee.

7.5 The provisions contained in this paragraph 7 shall survive after Optionee’s Termination of Employment and may not be modified or amended except by a writing executed by Optionee and the Chairman of the Board of the Company.

8. In accepting the NQSO grant, Optionee acknowledges, understands and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Board at any time, to the extent permitted by the Plan; (ii) the grant of the NQSO is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options even if options have been granted in the past; (iii) all decisions with respect to future option grants, if any, will be at the sole discretion of the Committee or its designee; (iv) the NQSO grant and Optionee’s participation in the Plan shall not create a right to employment with the Company, the Employer or any other Subsidiary or Affiliate, and shall not interfere with the ability of the Company, the Employer or any other Subsidiary or Affiliate, as applicable, to terminate Optionee’s employment or service relationship (if any) at any time; (v) Optionee’s participation in the Plan is voluntary; (vi) the NQSO and any shares of Stock acquired under the Plan, and the income and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or any other Subsidiary or Affiliate, and are outside the scope of Optionee’s employment or service contract, if any; (vii) the NQSO and any shares of Stock acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation; (viii) the NQSO and any shares of Stock acquired under the Plan, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments ; (ix) the grant of the NQSO and Optionee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company, the Employer or any other Subsidiary or Affiliate;

*	For purposes of this paragraph 7, the term “Unisys” shall include the Company and all of its Subsidiaries and Affiliates.

(x) the future value of the underlying shares of Stock is unknown, indeterminable, and cannot be predicted with certainty; (xi) if Optionee exercises the NQSO and obtains shares of Stock, the value of those shares of Stock acquired upon exercise may increase or decrease in value, even below the exercise price; (xii) if the underlying shares of Stock do not increase in value, the NQSO will have no value; (xiii) no claim or entitlement to compensation or damages shall arise from forfeiture of the NQSO resulting from Optionee’s Termination of Employment (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Optionee is employed or providing services to the Company, the Employer or any other Subsidiary or Affiliate or the terms of Optionee’s employment or service contract, if any), and in consideration of the grant of the NQSO to which Optionee is otherwise not entitled, Optionee irrevocably agrees never to institute any claim against the Company, the Employer or any other Subsidiary or Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Employer, the Company and any other Subsidiary or Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; (xiv) the NQSO and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability involving the Company and unless otherwise provided in the Plan or by the Company in its sole discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the NQSO or any such benefits transferred to, or assumed by, another company or be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; (xv) if Optionee is employed or providing services outside the United States of America, Optionee acknowledges and agrees that neither the Company, the Employer nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between Optionee’s local currency and the United States Dollar that may affect the value of the NQSO or of any amounts due to Optionee pursuant to the exercise of the NQSO or the subsequent sale of any shares of Stock acquired upon exercise; and (xvi) in the event the Company is required to prepare an accounting restatement, the NQSO, the shares of Stock subject to the NQSO and proceeds from a sale of such shares may be subject to forfeiture or recoupment, to the extent required from time to time by applicable law or by a policy adopted by the Company, but provided such forfeiture or recoupment is permitted under applicable law.

9. Optionee acknowledges that neither the Company nor the Employer (or any other Subsidiary or Affiliate) is providing any tax, legal or financial advice, nor is the Company or the Employer (or any other Subsidiary or Affiliate) making any recommendations regarding Optionee’s participation in the Plan, or Optionee’s acquisition or sale of the underlying shares of Stock. Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

10. Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Optionee’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Optionee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the NQSO, including, but not limited to, the grant, vesting or exercise of the NQSO, the delivery of shares of Stock upon exercise of the NQSO, the subsequent sale of the shares of Stock acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the NQSO to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Optionee is subject to tax in more than one jurisdiction, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Optionee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Optionee authorizes the Company and/or the Employer, or their respective agents, at their sole discretion, to satisfy the obligations with regard to all Tax-Related Items by means of one or a combination of the following: (1) withholding from Optionee’s wages or other cash compensation paid to Optionee by the Company and/or the Employer; (2) withholding from proceeds of the sale of shares of Stock acquired upon exercise of the NQSO either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization without further consent); or (3) withholding in shares of Stock to be delivered upon exercise of the NQSO.

To avoid negative accounting treatment or for any other reason, as determined by the Company in its sole discretion, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Optionee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes Optionee is deemed to have been issued the full number of shares of Stock subject to the exercised NQSO, notwithstanding that a number of the shares of Stock is held back solely for the purpose of paying the Tax-Related Items.

Finally, within ninety (90) days of any tax liability arising, Optionee shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of Optionee’s participation in the Plan or Optionee’s purchase of shares of Stock that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the shares of Stock or proceeds of the sale of shares of Stock if Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.

11. Optionee hereby explicitly and unambiguously consents and agrees to the collection, use and transfer, in electronic or other form, of Optionee’s personal data as described in this Agreement and any other NQSO grant materials by and among, as applicable, the Employer, the Company and its other Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan.

Optionee understands that the Company and the Employer may hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Employer, the Company or its other Subsidiaries and Affiliates, and details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor (“Personal Data”), for the exclusive purpose of implementing, administering and managing the Plan. Optionee understands that Personal Data may be transferred to Fidelity Stock Plan Services, LLC or any other third parties assisting (presently or in the future) in the implementation, administration and management of the Plan. Optionee understands that these recipients may be located in the United States of America or elsewhere, and that the recipient’s country (e.g., the United States of America) may have different data privacy laws and protections than Optionee’s country. Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Personal Data by contacting Optionee’s local human resources representative. Optionee authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the sole purpose of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom Optionee may elect to deposit any shares of Stock acquired upon exercise of the NQSO. Optionee understands that Personal Data will be held only as long as is necessary to implement, administer and manage Optionee’s participation in the Plan. Optionee understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Optionee’s local human resources representative. Further, Optionee understands that he or she is providing the consents herein on a purely voluntary basis. If Optionee does not consent, or if Optionee later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Optionee’s consent is that the Company would not be able to grant Optionee NQSOs or other equity awards or administer or maintain such awards. Therefore, Optionee understands that refusal or withdrawal of consent may affect Optionee’s ability to exercise or realize benefits from the NQSO or otherwise participate in the Plan. For more information on the consequences of Optionee’s refusal to consent or withdrawal of consent, Optionee understands that he or she may contact his or her local human resources representative.

12. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

13. If Optionee has received this Agreement or any other document related to the NQSO and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

14. Subject to paragraph 3 above, the Company may, in its sole discretion, decide to deliver or receive any documents related to Optionee’s current and future participation in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15. Neither the Plan nor this Agreement is intended to provide for an elective deferral of compensation that would be subject to Section 409A of the Code. The Committee reserves the right, to the extent the Committee deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement as may be necessary to ensure that no NQSO becomes subject to the requirements of Section 409A of the Code, provided, however, that the Company makes no representation that the NQSO is not subject to Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the NQSO.

16. The NQSO shall be subject to any special terms and provisions as set forth in the Addendum for Optionee’s country, if any. Moreover, if Optionee relocates to another country during the life of the NQSO, the special terms and conditions for such country will apply to Optionee to the extent the Company determines in its sole discretion that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

17. This Agreement has been made in and shall be construed under and in accordance with the laws of the Commonwealth of Pennsylvania in the United States of America, without regard to the conflict of laws provisions, as provided in the Plan.

For purposes of any dispute, action or other proceeding that arises under or relates to this NQSO or this Agreement, the parties (including Optionee’s Beneficiary or Transferee) hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania in the United States of America, and agree that such litigation shall be conducted only in the courts of Montgomery County in the Commonwealth of Pennsylvania in the United States of America, or the federal courts of the United States of America for the Eastern District of Pennsylvania, where this grant is made and/or to be performed, and no other courts.

18. The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, on the NQSO and/or on any shares of Stock acquired under the Plan, to the extent the Company determines in its sole discretion that it is necessary or advisable (including, but not limited to, legal or administrative reasons), and to require Optionee to sign and/or accept electronically, at the sole discretion of the Company, any additional agreements or undertakings that may be necessary to accomplish the foregoing as determined by the Company in its sole discretion.

19. Notwithstanding any other provision of the Plan or this Agreement to the contrary, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to deliver any shares of Stock issuable upon exercise of the NQSO prior to the completion of any registration or qualification of the shares of Stock under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its sole discretion, deem necessary or advisable. Optionee understands that the Company is under no obligation to register or qualify the shares of Stock with the SEC or any local, state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Stock. Further, Optionee agrees that the Committee or its designee shall have unilateral authority to amend the Plan and the Agreement without Optionee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Stock.

20. Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Optionee or any other optionee.

21. Optionee acknowledges that, depending on Optionee’s country, Optionee may be subject to insider trading restrictions and/or market abuse laws, which may affect Optionee’s ability to acquire or sell shares of Stock or rights to shares of Stock (e.g., NQSOs) under the Plan during such times as Optionee is considered to have “inside information” regarding the Company (as defined by the laws in Optionee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Optionee acknowledges that it is Optionee’s responsibility to comply with any applicable restrictions, and Optionee is advised to consult with Optionee’s own personal legal and financial advisors on this matter before taking any action related to the Plan.

22. To the extent applicable, references to Optionee shall include Optionee’s Beneficiary in the case of Optionee’s death during or after Optionee’s Termination of Employment as provided in Sections 6(c) and 6(d) of the Plan and Optionee’s Transferee under paragraph 4.1.

UNISYS CORPORATION

J. Edward Coleman Chairman and Chief Executive Officer

ONLINE ACCEPTANCE ACKNOWLEDGMENT:

I hereby accept my 2014 nonqualified stock option (“NQSO”) granted to me in accordance with and subject to the terms of this agreement (together with any applicable country-specific terms and provisions set forth in the addendum and any attachments to the addendum (collectively, the “Addendum”), the “Agreement”) and the terms and restrictions of the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan. I acknowledge that I have read and understand the terms of this Agreement, and that I am familiar with and understand the terms of the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan, and that I agree to be bound thereby and by the actions of the Compensation Committee and of the Board of Directors of Unisys Corporation with respect thereto. I acknowledge that this Agreement and other NQSO materials were delivered or made available to me electronically and I hereby consent to the delivery of my NQSO materials, and any future materials relating to my NQSO, in such form. I also acknowledge that I am accepting my NQSO electronically and that such acceptance has the same force and effect as if I had signed and returned to Unisys Corporation a hard copy of the Agreement noting that I had accepted the NQSO. I acknowledge that I have been encouraged to discuss this matter with my financial, legal and tax advisors and that this acceptance is made knowingly.

OR

ONLINE REJECTION ACKNOWLEDGMENT:

I hereby reject my 2014 nonqualified stock option (“NQSO”) granted to me in accordance with and subject to the terms of this agreement (together with any applicable country-specific terms and provisions set forth in the addendum and any attachments to the addendum (collectively, the “Addendum”), the “Agreement”) and the terms and restrictions of the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan. I acknowledge that I have read and understand the terms of this Agreement, and that I am familiar with and understand the terms of the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan. I acknowledge that this Agreement and other NQSO materials were delivered or made available to me electronically and I hereby consent to the delivery of my NQSO materials, and any future materials relating to my NQSO, in such form. I also acknowledge that I am rejecting my NQSO electronically and that such rejection has the same force and effect as if I had signed and returned to Unisys Corporation a hard copy of the Agreement noting that I had rejected the NQSO. I acknowledge that I have been encouraged to discuss this matter with my financial, legal and tax advisors and that this rejection is made knowingly. I further acknowledge that by rejecting the NQSO, I will not be entitled to any payment or benefit in lieu of the NQSO.